Exhibit 99.1
IMMEDIATE RELEASE
August 4, 2009

QUAINT OAK BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCBB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended June 30, 2009 was $62,000, or $0.05 per basic share, compared to $147,000 or $0.12 per basic share for the same period in 2008. Net income for the six months ended June 30, 2009 was $199,000, or $0.17 per basic share compared to $244,000, or $0.19 per basic share for the same period in 2008.

Robert T. Strong, President and Chief Executive Officer stated, "The results of the quarter and six months ended June 30, 2009, reflect the positive trends we have experienced in deposit and loan growth during the first half of 2009, which were offset by one time expenses related to other real estate owned, professional expense and a special assessment by the FDIC applicable to all insured financial institutions.  For both the three and six month periods, we experienced a positive improvement in the increase in net interest income and non-interest income."

Mr. Strong continued, "In recent periods, we have experienced reduced lending activity due to the overall softening of the real estate market.  Offsetting this decrease in loan production, however, is our increase in lower cost deposits which has fueled the overall growth in interest earning assets which, in turn, has increased our net interest income for the three and six month periods ended June 30, 2009 compared to the prior year periods.  The previously announced investment in our new subsidiary companies is intended to support the future growth of non- interest income for the Company.  As always, our focus is on long-term profitability, payment of dividends, along with an active stock repurchase program, which continues to reflect the Company’s strong commitment to shareholder value."

Mr. Strong added, "I am pleased to announce that our recently-formed subsidiaries commenced providing services in real estate sales and management, mortgage banking and title agency areas of business. These exciting opportunities are positioned to support the future growth of non-interest income for the Company.  Additionally, the Bank has been approved to open a new branch facility that will serve the Lehigh Valley market.  This addition will position us in a market where we have had business relationships since 2001."

Net income amounted to $62,000 for the three months ended June 30, 2009, a decrease of $85,000, or 57.8% compared to net income of $147,000 for the same period in 2008.  The decrease in net income on a comparative quarterly basis was primarily the result of the increase in non-interest expense of $236,000, which was offset by increases in net interest income of $68,000 and non-interest income of $25,000, and decreases in the provision for loan losses of $6,000 and income tax expense of $52,000.  The increase in non-interest expense was primarily attributable to a $72,000 increase in expenses related to other real estate owned, a $68,000 increase in professional fees, a $49,000 increase in FDIC deposit insurance assessments, including a $38,000 special FDIC insurance assessment, and a $32,000 increase in salaries and benefits for the three months ended June 30, 2009 compared to the same period in 2008.

The increase in professional fees was primarily related to the establishment of three new subsidiaries of Quaint Oak Bank to conduct mortgage banking, real estate sales and title insurance business and to open a new branch banking office in the Lehigh Valley area of Pennsylvania.  The three new subsidiaries began operation in July of 2009 and the branch office is expected to open late in the fourth quarter or early in 2010.  The increase in expenses related to other real estate owned was due to improvements to the properties to prepare them for resale.  The increase in FDIC deposit insurance assessments was due to a special assessment by the FDIC on all insured institutions during the quarter and an increase in the regular quarterly assessment, due to an increase in deposits and the assessment multiplier.

The $68,000, or 10.4% increase in net interest income for the three months ended June 30, 2009 over the comparable period in 2008 was driven by an increase in interest income of $104,000, or 8.2%, offset by an increase of $36,000, or 5.9% in interest expense.  The increase in interest income resulted primarily from an $11.2 million increase in average interest-earning assets, which was partially offset by a 35 basis point decrease in the overall yield on interest-earning assets to 6.18% for the three months ended June 30, 2009, from 6.53% for same period in 2008. The increase in interest expense resulted primarily from a $13.9 million increase in average interest-bearing liabilities, which was partially offset by a 57 basis point decrease in the overall cost of interest-bearing liabilities to 3.48% for the three months ended June 30, 2009, from 4.05% for the comparable period in 2008.  The average interest rate spread increased from 2.48% for the three months ended June 30, 2008, to 2.70% for the same period in 2009 while the net interest margin decreased from 3.37% for the three months ended June 30, 2008, to 3.25% for the same period in 2009.

For the six months ended June 30, 2009, net income amounted to $199,000 compared to $244,000 for the same period in 2008.  The $45,000 decrease was primarily the result of the increases in non-interest expense of $315,000 and the provision for loan losses of $19,000, which were offset by increases in net interest income of $230,000, non-interest income of $34,000, and a decrease in income tax expense of $25,000.  The increase in non-interest expense was primarily attributable to a $93,000 increase in professional fees, an $80,000 increase in salaries and benefits, a $73,000 increase in expenses related to other real estate owned, a $50,000 increase in FDIC deposit insurance assessments, and a $21,000 increase in directors’ fees and expenses for the six months ended June 30, 2009 compared to the same period in 2008.

The $230,000, or 18.9% increase in net interest income for the six months ended June 30, 2009 over the comparable period in 2008 was driven by an increase in interest income of $280,000, or 11.5%, offset by an increase of $50,000, or 4.1% in interest expense.  The increase in interest income resulted primarily from a $12.5 million increase in average interest-earning assets, which was partially offset by a 28 basis point decrease in the overall yield on interest-earning assets to 6.21% for the six months ended June 30, 2009, from 6.49% for same period in 2008. The increase in interest expense resulted primarily from a $14.5 million increase in average interest-bearing liabilities, which was partially offset by a 70 basis point decrease in the overall cost of interest-bearing liabilities to 3.49% for the six months ended June 30, 2009, from 4.19% for the comparable period in 2008.  Both the average interest rate spread and net interest margin increased for the six months ended June 30, 2009, to 2.72% and 3.31%, respectively, from 2.30% and 3.24%, respectively, for the same period in 2008.

The Company’s total assets at June 30, 2009 were $94.6 million, an increase of $6.2 million, or 7.1%, from $88.4 million at December 31, 2008.  This increase was primarily due to growth in cash and cash equivalents of $6.3 million, loans receivable, net of the allowance for loan losses, of $2.0 million, premises and equipment of $1.0 million, and $394,000 of prepaids and other assets.  The increase in premises and equipment was due to the purchase of a building on Union Boulevard in Allentown, Pennsylvania which will serve as the offices for the three new subsidiaries and new branch banking office.  Offsetting these increases were decreases in investment securities of $1.8 million, mortgage-backed securities of $947,000 and investment in interest-earning time deposits of $862,000.  Asset growth for the six months ended June 30, 2009 was primarily funded by a $9.5 million increase in deposits.  Deposit growth was also used to pay-down FHLB advances of $3.6 million.

Total interest-bearing deposits increased $9.5 million, or 16.1%, to $68.5 million at June 30, 2009 from $59.0 million at December 31, 2008.  This increase was attributable to increases of $8.1 million in certificates of deposit, $770,000 in e-savings accounts and $629,000 in statement savings accounts.

Total stockholders’ equity decreased $152,000 to $17.1 million at June 30, 2009 from $17.3 million at December 31, 2008.  This decrease was the result of the purchase of 46,509 shares of the Company’s common stock in the open-market as part of the Company’s stock repurchase program for an aggregate purchase price of $373,000, and dividends paid of $67,000, offset by net income for the six months ended June 30, 2009 of $199,000 and $89,000 of stock compensation related to stock compensation plans.

Non-performing loans amounted to $949,000 or 1.33% of net loans receivable at June 30, 2009, consisting of seven loans, four of which are 90 days or more past due and accruing interest and three of which are on non-accrual status compared to $439,000 at December 31, 2008.  The non-performing loans at June 30, 2009 include three one-to-four family owner occupied residential loans, two commercial real estate loans, one one-to-four family non-owner occupied residential loan and one home equity loan and all are generally well-collateralized or adequately reserved for.  Management does not anticipate any significant losses on these loans.  During the quarter ended June 30, 2009, one loan for $181,000 previously on non-accrual status was paid off while another loan for $209,000 was placed on non-accrual status resulting in the reversal of $5,000 of previously accrued interest income.  Not included in non-performing loans are performing troubled debt restructurings which totaled $968,000 at June 30, 2009 compared to $921,000 at December 31, 2008.  The allowance for loan losses as a percent of total loans receivable was 1.06% at June 30, 2009 and 0.98% at December 31, 2008.   Other real estate owned was $940,000 at June 30, 2009 compared to $732,000 at December 31, 2008.  Non-performing assets amounted to $1.9 million, or 2.01% of total assets at June 30, 2009 compared to $1.2 million, or 1.3% of total assets at December 31, 2008.

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its banking office located in Bucks County, Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

QUAINT OAK BANCORP, INC.
Balance Sheets
(In Thousands)

	At June 30, 2009	At December 31, 2008
ASSETS	(Unaudited)	(Unaudited)

Cash and cash equivalents	$ 7,380	$ 1,035
Investment in interest-earning time deposits	2,873	3,735
Investment securities held to maturity (fair value-2009 $504; 2008 $2,263)	500	2,250
Mortgage-backed securities held to maturity (fair value-2009 $9,209; 2008 $10,132)	8,830	9,777
Loans receivable, net of allowance for loan losses
June 30, 2008: $762; December 31, 2008: $689	71,321	69,310
Accrued interest receivable	398	355
Investment in FHLB stock, at cost	797	797
Bank premises and equipment, net	1,082	67
Prepaid expenses and other assets	1,449	1,055

Total Assets	$94,630	$88,381

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits, interest-bearing	$68,477	$58,981
Federal Home Loan Bank advances and other borrowings	8,050	11,150
Accrued interest payable	138	138
Advances from borrowers for taxes and insurance	718	729
Accrued expenses and other liabilities	126	110
Total Liabilities	77,509	71,108

Stockholders’ Equity	17,121	17,273

Total Liabilities and Stockholders’ Equity	$94,630	$88,381

QUAINT OAK BANCORP, INC.
Statements of Income
(In Thousands, except share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Interest Income	$1,365	$1,261	$ 2,721	$ 2,441
Interest Expense	646	610	1,272	1,222
Net Interest Income	719	651	1,449	1,219
Provision for Loan Losses	23	29	85	66
Net Interest Income after Provision for Loan Losses	696	622	1,364	1,153
Non-Interest Income (Loss)	24	(1)	44	10
Non-Interest Expense	617	381	1,078	763
Income before Income Taxes	103	240	330	400
Income Taxes	41	93	131	156
Net Income	$ 62	$ 147	$ 199	$ 244

Per Common Share Data:	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Earnings per share - basic	$ 0.05	$ 0.12	$ 0.17	$ 0.19
Average shares outstanding - basic	1,167,861	1,260,768	1,178,503	1,270,566
Earnings per share - diluted	$ 0.05	$ 0.12	$ 0.17	$ 0.19
Average shares outstanding - diluted	1,172,715	1,260,768	1,183,370	1,270,566

	Three Months Ended June 30,		Six Months Ended June 30,
Selected Operating Ratios:	2009	2008	2009	2008
Average yield on interest-earning assets	6.18%	6.53%	6.21%	6.49%
Average rate on interest-bearing liabilities	3.48%	4.05%	3.49%	4.19%
Average interest rate spread	2.70%	2.48%	2.72%	2.30%
Net interest margin	3.25%	3.37%	3.31%	3.24%
Average interest-earning assets to average interest-bearing liabilities	119.09%	128.04%	120.31%	128.92%
Efficiency ratio	83.04%	58.62%	72.20%	62.08%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	1.33%	2.02%	1.33%	2.02%
Non-performing assets as a percent of total assets	2.01%	1.62%	2.01%	1.62%
Allowance for loan losses as a percent of non-performing loans	80.30%	56.19%	80.30%	56.19%
Allowance for loan losses as a percent of total loans receivable	1.06%	1.12%	1.06%	1.12%

(1) Asset quality ratios are end of period ratios.

Contacts
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

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